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                                                                     EXHIBIT 4.1


                              TERMINATION AGREEMENT

         This Termination Agreement (this "Agreement") by and between The Meridian Resource Corporation, a Texas corporation ("Meridian"), and Shell Louisiana Onshore Properties Inc., a Delaware corporation ("SLOPI"), is entered into this 29th day of January, 2001.

                               W I T N E S S E T H

         WHEREAS, Meridian and SLOPI entered into that certain Option and Standstill Agreement dated July 17, 2000 (the "Option Agreement");

         WHEREAS, in connection with Meridian's exercise of the Option (as defined in the Option Agreement), Meridian and SLOPI propose to enter into various agreements, including a Registration Rights Agreement dated the date hereof;

         WHEREAS, Meridian and SLOPI entered into that certain Stock Rights and Restrictions Agreement dated June 30, 1998 (the "Stock Rights and Restrictions Agreement"), a copy of which is attached to this Agreement as ANNEX A, and that certain Registration Rights Agreement dated June 30, 1998 (the "1998 Registration Rights Agreement"), a copy of which is attached to this Agreement as ANNEX B; and

         WHEREAS, Meridian and SLOPI desire to terminate the Stock Rights and Restrictions Agreement and the 1998 Registration Rights Agreement upon the closing of the exercise of the Option (the "Effective Time").

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Meridian and SLOPI mutually agree that the Stock Rights and Restrictions Agreement and the 1998 Registration Rights Agreement shall be terminated and canceled and shall be of no further force and effect as of the Effective Time. Meridian and SLOPI mutually agree that Section 2.1(c) of the Stock Rights and Restrictions Agreement will not survive the termination of the Stock Rights and Restrictions Agreement.

         2. This Agreement constitutes the entire understanding and agreement between Meridian and SLOPI with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between them relating to the same subject matter.



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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement on the date first written above.

                                         THE MERIDIAN RESOURCE CORPORATION



                                                 /s/ Joseph A. Reeves, Jr.
                                         ---------------------------------------
                                                     Joseph A. Reeves, Jr.
                                                     Chairman of the Board
                                                   and Chief Executive Officer


                                         SHELL LOUISIANA ONSHORE PROPERTIES INC.



                                         By:       /s/ R.V. Deere
                                            ------------------------------------
                                         Name:         R.V. Deere
                                              ----------------------------------
                                         Title:        Treasurer
                                               ---------------------------------

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